Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES RECORD EARNINGS FOR 2006;
FIRST QUARTER DIVIDEND DECLARED

PITTSBURGH, February 16, 2007 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announces financial results for the year ended December 31, 2006 and the Board of Directors’ declaration of a first-quarter dividend.

Operating Results
Net income for the year ended December 31, 2006, was $216.5 million, an increase of $24.7 million, or 12.9%, compared to $191.8 million for 2005. The earnings increase was driven primarily by higher net interest income, which increased $34.8 million, or 11.2%, largely due to the rising short-term interest rate environment’s impact on net noninterest-bearing funds. Increases in interest income on the investment and loans to members portfolios were partially offset by higher interest expense on consolidated obligations. These 2006 operating results have enabled FHLBank Pittsburgh to set aside $24.2 million for affordable housing programs.

For the fourth quarter 2006, net income was $58.2 million, an increase of $11.8 million, or 25.2%, compared to $46.4 million in the fourth quarter of 2005. Net interest income for the fourth quarter 2006, was $89.3 million, an increase of $12.2 million, or 15.8%, compared to $77.1 million in the same period 2005.

“We are pleased with our 2006 financial performance, which reflects the continuing value our members place on advances and adds significantly to our support of affordable housing and community development in our region,” said John R. Price, president and CEO. “As we mark the 75th year of FHLBank history, I believe our results, record earnings for FHLBank Pittsburgh, underscore the continuing relevance and importance of this Bank and the entire FHLBank System.” -

Balance Sheet Highlights
Total assets at December 31, 2006, were $77.4 billion, an increase of $4.5 billion, or 6.1%, from $72.9 billion at year-end 2005. At December 31, 2006, total loans to members increased $1.8 billion, or 3.9%, to $49.3 billion, compared to $47.5 billion at December 31, 2005. Net mortgage loans held for portfolio decreased $0.7 billion, or 9.0%, to $7.0 billion, down from $7.7 billion at December 31, 2005. FHLBank Pittsburgh’s total capital at December 31, 2006, was $3.6 billion, an increase of $0.3 billion, or 11.5%, from $3.3 billion at year-end 2005. Retained earnings were $254.8 million at December 31, 2006, an increase of $66.3 million, or 35.2%, from $188.5 million at December 31, 2005.

Dividend Announcement
Based on fourth quarter 2006 results, the Board of Directors declared a first quarter dividend of 5.83 percent annualized. The dividend will be calculated on stockholders’ average balances during the period
October 1, 2006 to December 31, 2006 and will be credited to stockholders’ accounts on Friday, February 23, 2007.

Detailed and audited financial information will be available in FHLBank Pittsburgh’s 10-K filing, which will be filed in mid-March. FHLBank’s filings can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At December 31, 2006, it had 334 members in its district of Delaware, Pennsylvania and West Virginia and approximately $77.4 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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